Eclipsys Names Philip M. Pead to Board of Directors

Atlanta — Feb. 17, 2009 ¯ Eclipsys Corporation®, The Outcomes Company®, (NASDAQ: ECLP), today announced that Philip M. Pead, managing partner, Beacon Point Partners and former chairman, president and chief executive officer of Per-Se Technologies (Per-Se), has been elected to its Board of Directors effective Feb. 12, 2009.

“Phil is an accomplished chief executive officer with extensive experience in the software, services and technology markets,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “The company and our board will benefit from his knowledge and relationships in healthcare information technology, strong understanding of software development, and international experience. I believe he will be a valuable asset to our future growth and development.”

About Philip M. Pead
Philip M. Pead has served as the managing partner of Beacon Point Partners LLC, a healthcare consulting firm, since 2007. Previously, he served as president and chief executive officer of Per-Se, a provider of acute care solutions, claims processing services, as well as physician outsourcing services and practice management solutions, from 2000 until its acquisition by McKesson in 2007. Mr. Pead served as the chairman of Per-Se beginning May 2003, having joined the company in 1997. Previously, Mr. Pead served as the senior vice president with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as vice president with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of host connectivity solutions.

In addition to Mr. Pead, Eclipsys’ Board of Directors includes Eugene V. Fife, chairman of the board and former general partner with Goldman Sachs & Co, where Mr. Fife served as a member of the firm’s Management Committee and as chairman of Goldman Sachs International; John T. Casey, chairman and former president and chief executive officer of Medcath Corporation that operates nine hospitals focusing on high acuity medical conditions; Dan Crippen, PhD, former director of the Congressional Budget Office (CBO) and a former Reagan White House adviser; Edward A. Kangas, former chairman and chief executive officer of the international accounting firm of Deloitte Touche Tohmatsu; Craig Macnab, chairman and chief executive officer of National Retail Properties, Inc., a publicly traded company that acquires, develops, and manages freestanding retail properties, with a portfolio of over 1,000 properties in 44 states; Jay B. Pieper, vice president of Corporate Development and Treasury Affairs at Partners HealthCare System in Boston, MA, parent company of Massachusetts General Hospital and Brigham and Women’s Hospital, Inc.; and R. Andrew Eckert, president and chief executive officer of Eclipsys.

About Eclipsys
Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services that help healthcare organizations improve clinical, financial and operational outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Eclipsys: Robin Wrinn Public Relations (media) (404) 847-5219 robin.wrinn@eclipsys.com	Jason Cigarran Vice President, Investor Relations (404) 847-5965 jason.cigarran@eclipsys.com